CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Caterpillar Inc. of our report dated January 21, 1997 appearing on page A-3 of the Appendix to the 1997 Annual Meeting of Stockholders Proxy Statement of Caterpillar Inc., which is incorporated by reference in Caterpillar Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedule listed in Item 14(a) of such Annual Report on Form 10-K.



/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP

Peoria, Illinois
July 29, 1997